EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

VolitionRx Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	850,000	$0.48	$408,000	0.0001381	$56.34
		Total Offering Amounts				$408,000		$56.34
		Total Fee Offsets						$0.00
		Net Fee Due						$56.34

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 2026 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the amount of registration fees pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on the $0.48 per share, the average of the high ($0.52) and low ($0.43) prices of the registrant's common stock, as reported on the NYSE American on August 20, 2026, a date within five business days prior to the filing of this Registration Statement.